Exhibit 99.1

PRESS RELEASE August 26, 2008 7:00 am	Contact: Virginia Dadey Telephone: 212-541-3707 vdadey@arrowres.com

ARROWHEAD ANNOUNCES $4.4 MILLION INVESTMENT BY CURRENT SHAREHOLDERS

Pasadena, CA — Arrowhead Research Corporation (NASDAQ:ARWR) announced today that it sold 2.5 million units consisting of common stock and common stock purchase warrants in a registered direct offering to investors, the large majority of whom are long-standing Arrowhead shareholders. Gross proceeds will be approximately $4.4 million. Members of Arrowhead’s senior management participated in the offering, including CEO Chris Anzalone, who invested over $300,000. Net proceeds from this offering will help fund operations and contribute to Arrowhead’s runway to monetization events of its subsidiaries.

“We thought it prudent to increase our liquidity during this time of general market uncertainty,” said Arrowhead CEO, Chris Anzalone. “However, we are also sensitive to dilution of our shareholders, so we were careful with the amount of capital raised at this time. We are proud that this offering was completed entirely from current shareholders and senior management.”

The non-management investors purchased 2,281,990 units at a per unit price of $1.80. Each unit consisted of one share of common stock and a warrant to purchase an additional share of common stock at an exercise price of $2.00 per share. Members of Arrowhead’s senior management purchased 177,596 units at a per unit price of $1.83. The offering was made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-148218) previously filed with, and declared effective by, the Securities and Exchange Commission. Pursuant to Rule 424(b) under the Securities Act of 1933, on August 19, 2008 the Company filed with the Securities and Exchange Commission a prospectus and prospectus supplement relating to the registration statement. The offering was made under the foregoing prospectus and prospectus supplement.

The Company may sell up to an additional 3,095,968 units in follow-on offerings at $1.80 per unit (or $1.83 per unit if purchased by a director or officer). The offering is expected to remain ongoing until September 15, 2008 and the Company will make additional SEC filings to report follow-on investments. Such additional securities may be offered only by means of a prospectus supplement.

Copies of the final prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the Securities and Exchange Commission’s website at http://www.sec.gov or from the company at 201 South Lake Avenue, Suite 703, Pasadena, CA 91101. This news release is not an offer to sell or the solicitation of an offer to buy the shares of common stock or warrants to purchase shares of common stock or any other securities of the Company.

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About Arrowhead Research Corporation

Arrowhead Research Corporation (www.arrowheadresearch.com) (NASDAQ:ARWR) is a publicly-traded nanotechnology company commercializing new technologies in the areas of life sciences, electronics, and energy. Arrowhead is building value for shareholders through the progress of majority owned subsidiaries. Currently, Arrowhead has four subsidiaries commercializing nanotech products and applications and investments in two minority-owned subsidiaries.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Arrowhead Research Corporation’s Annual Report on Form 10-K and 10-K/A, recent and forthcoming Quarterly Reports on Form 10-Q and 10-Q/A, recent Current Reports on Forms 8-K and 8-K/A, our Registration Statements on Form S-3, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.